EXHIBIT 3.4
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SEACOAST BANKING CORPORATION OF FLORIDA
     SEACOAST BANKING CORPORATION OF FLORIDA, a corporation organized and existing under the laws of the State of Florida (the “Corporation”), in accordance with the provisions of Section 607.1006 of the Florida Business Corporation Act (the “FBCA”) thereof, hereby certifies:
I.
     The name of the corporation is “Seacoast Banking Corporation of Florida.”
II.
     The following amendments to the Amended and Restated Articles of Incorporation have been adopted:
As to Article IV
     Section 4.01 of the Corporation’s Amended and Restated Articles of Incorporation has been amended to read in its entirety as follows:
     4.01 General. The total number of shares of all classes of capital stock (“Shares”) which the Corporation shall have the authority to issue is 69,000,000 consisting of the following classes:
     (1) 65,000,000 Shares of common stock, $.10 par value per share (“Common Stock”); and
     (2) 4,000,000 Shares of preferred stock, $.10 par value per share (“Preferred Stock”).

As to Article X
     Article X of the Corporation’s Amended and Restated Articles of Incorporation has been amended to read in its entirety as follows:
ARTICLE X
PROVISIONS RELATING TO BUSINESS COMBINATIONS
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute or these Articles, and all rights conferred upon shareholders herein are granted subject to this reservation. These Articles of Incorporation may be amended as provided by law; provided, however, that the affirmative vote of the holders of two-thirds (66 2/3%) of all of the Voting Shares outstanding and entitled to vote, voting as classes, if applicable, and an Independent Majority of Shareholders shall be required to approve any change of Articles VI, VII, IX and X of these Articles of Incorporation.
III.
     The only voting group entitled to vote on the amendments contained in these Articles of Amendment was the holders of shares of Corporation’s common stock. These Articles of Amendment were duly adopted by the shareholders on June 18, 2009 at the Corporation’s annual meeting of shareholders. The number of votes cast for each of the amendments above by the shareholders was sufficient for its approval.
[Signatures on the following page]

IN WITNESS WHEREOF, Seacoast Banking Corporation of Florida has caused this Articles of Amendment to be signed by Dennis S. Hudson, III, its Chairman and Chief Executive Officer, this 19th day of June, 2009.

SEACOAST BANKING CORPORATION OF FLORIDA
By:	/s/ Dennis S. Hudson, III
	Name:	Dennis S. Hudson, III
	Title:	Chairman and Chief Executive Officer

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